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                                                         EXHIBIT 10.29


                   ASSIGNMENT AGREEMENT

                   DATED JUNE 26, 1996

                       BY AND AMONG

              IMED INTERNATIONAL TRADING CORP.,

                     IMED CORPORATION,

                       PHARMACIA AB

                           AND

                  ADVANCED MEDICAL, INC.


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                   ASSIGNMENT AGREEMENT


     THIS AGREEMENT ("AGREEMENT") dated June 26, 1996 is made by and among IMED International Trading Corp., a Delaware corporation ("IMED TRADING"), IMED Corporation, a Delaware (USA) corporation ("IMED"); Pharmacia AB [publ.], a Swedish limited liability company ("PHARMACIA"); and Advanced Medical, Inc., a Delaware corporation ("AM").


                         BACKGROUND

     Pharmacia, IMED and AM entered into an Amended and Restated Distribution Agreement, dated as of August 12, 1994 (the "DISTRIBUTION AGREEMENT") under which Pharmacia distributes IMED's infusion pumps, administration sets and related products in Europe. The Distribution Agreement was originally entered into as of October 28, 1991. All capitalized and otherwise undefined terms in this Agreement shall have the meanings set forth in the Distribution Agreement.

     In connection therewith, Pharmacia and certain of its subsidiaries also acquired as of October 28, 1991, IMED's European business and assets relating to the distribution of IMED's infusion pumps, administration sets and related products in Europe. Pursuant to the terms of a certain Asset Transfer Agreement, dated the date hereof (the "TRANSFER AGREEMENT"), Pharmacia has agreed to cause one of its affiliates to sell and transfer to one of IMED's affiliates, and IMED has agreed to cause one of its affiliates to purchase certain assets related to its distribution of IMED's infusion pumps, administration sets and related products in Europe.

     In connection with the transfer of certain assets related to Pharmacia's distribution of IMED's infusion pumps, administration sets and related products, Pharmacia has now agreed to assign the Distribution Agreement to IMED Trading, a wholly-owned subsidiary of IMED.

     NOW, THEREFORE, the parties hereto agree as follows:

1.   ASSIGNMENT OF THE DISTRIBUTION AGREEMENT.

     1.1 ASSIGNMENT. The legal effectiveness of the parties' rights and obligations set forth below shall be subject to the occurrence of Completion (as defined in the Transfer Agreement). Subject to such effectiveness, Pharmacia agrees to assign, and hereby assigns, all right, title and interest under the Distribution Agreement, free and clear of all liens, claims and encumbrances, to IMED Trading as of August 30, 1996 (the "COMPLETION DATE"). Pharmacia further agrees to cause its UK and French Affiliates upon Completion to assign to IMED Trading all of their respective rights and interest to distribute the Products and all

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intangible rights and goodwill relating thereto. From and after the
Completion Date, Pharmacia shall not have any obligations or other liabilities to IMED or AM, and AM and IMED shall not have any obligation or other liabilities to Pharmacia, under the Distribution Agreement, except as follows:

     (a) Pharmacia shall pay the unpaid Product Price and Additional Payment payable in respect to all Products sold by Pharmacia and its Affiliates prior to the Completion Date, and shall pay the unpaid Product Price payable in respect to all Products delivered to Pharmacia or its Affiliates, but not yet sold, prior to the Completion Date; PROVIDED, that, notwithstanding anything to the contrary contained in Section 12.6 of the Distribution Agreement, Pharmacia shall not have any payment or other obligation as a result of Products ordered by Pharmacia or its Affiliates prior to the Completion Date, but not yet delivered to Pharmacia or its Affiliates. To the extent applicable to the foregoing payments,
          Article 4 of the Distribution Agreement shall survive.

     (b) Each party shall remain liable for any adjustments to the Product Price as provided in Section 4.1 and Exhibit 1.16 of the Distribution Agreement;

     (c) In respect to Products sold by Pharmacia and its Affiliates prior to the Completion Date, IMED shall (a) be liable to remedy any nonconformance with the warranty obligations set forth in Sections
          8.1 through 8.5 of the Distribution Agreement; and (b) perform all service obligations required to be performed by it or Pharmacia under Section 8.6 of the Distribution Agreement;

     (d) Each party shall continue to be bound under the confidentiality obligations set forth in Section 10 of the Distribution Agreement, and, except to the extent required to comply with any requirements of law, each party shall promptly return to the other party all documents or other tangible materials representing such other party's Proprietary Information;

     (e) Each party shall remain liable for certain product liability claims, including those arising under Section 11 of the Distribution Agreement, but only to the extent set forth in
          SCHEDULE 1.1(e) hereto; and

     (f) The parties shall provide such notices and take such other actions as may be required in connection with the transfer of the Distribution Agreement to IMED Trading under Clause 8.7 of the Asset Transfer Agreement.

     1.2 CONSIDERATION. In consideration for the assignment of the Distribution Agreement, IMED Trading shall pay Pharmacia a payment in an aggregate amount of $US 8,463,000 at Completion (as defined in the Asset Transfer Agreement). The payment due

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under this Clause 1.2 shall be made in cash by wire transfer of immediately available funds to the accounts designated by Pharmacia as follows:

     (a)  $US 1,363,000 to Pharmacia & Upjohn Ltd.,

     (b)  $US 100,000 to Pharmacia France S.A., and

     (c)  $US 7,000,000 to Pharmacia AB.

IMED Trading may offset against such amount $US 218,674, the aggregate amount now payable to IMED by Pharmacia or one or more of its Affiliates under the outstanding invoices referred to in SCHEDULE 1.2.

     1.3 MUTUAL RELEASES. Except as expressly set forth in Section 1.1 above or Section 2 below:

     (a) For and in consideration of the sum of One Dollar ($1.00) in lawful money of the United States of America, and other valuable consideration, received to their full satisfaction, each of the IMED Trading, IMED and AM and each of their affiliates, successors and assigns, hereby remise, release and forever discharge Pharmacia, its affiliates, successors and assigns and their officers, employees, and agents of and from any and all claims, rights, liabilities, obligations or other matters arising out of or relating to the Distribution Agreement; and

     (b) For and in consideration of the sum of One Dollar ($1.00) in lawful money of the United States of America, and other valuable consideration, received to their full satisfaction, each of the Pharmacia and its affiliates, successors and assigns, hereby remise, release and forever discharge each of IMED Trading, IMED and AM and each of their affiliates, successors and assigns and their officers, employees, and agents of and from any and all claims, rights, liabilities, obligations or other matters arising out of or relating to the Distribution Agreement.

2. RELATED AGREEMENTS. Except as specifically provided herein, any and all previous agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, are hereby terminated and the respective terms and provisions contained therein are null and void and of no further force or effect. The agreements and understandings set forth in the following agreements are not terminated or modified by this Agreement: (a) the Transfer Agreement,(b) the Asset Transfer Agreement, dated as of August 15, 1995, by and among IMED Ireland, IMED, Pharmacia and Gaeleo Investments Ltd. ("GAELEO"),(c) the Supply Agreement, dated as of August 15, 1995, by and among IMED, Pharmacia and Gaeleo, (d)the Final Agreement, dated as of August 12, 1994, by and

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among AM, AM General Development Corp., AM Development Limited, Dean Kamen,
Deka Products Limited Partnership, Deka Research & Development Corp and Pharmacia (including, without limitation, Pharmacia's rights under Section
9.8 therein).

3. ARBITRATION.

     3,1    RULES.  Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in London, England in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with said Rules. The decision reached by such arbitrators in any such proceeding shall be final and binding upon the parties thereto. The parties shall, however, remain free to apply to any competent judicial authority for interim or conservatory measures, even after the transmittal of the file to the aforesaid arbitrators and even if there are no exceptional circumstances.
The arbitration proceeding shall be conducted in the English language, with each party responsible for its own legal expenses.

     3.2 NOTICE. Whenever a party shall decide to institute arbitration proceedings, it shall give thirty (30) days' prior written notice to that effect to the other party.

     3.3 AWARD. Any monetary award shall bear interest at a rate fixed by the arbitrators from the date the arbitration proceeding is commenced to the date on which the award is paid in full. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

     3.4 NOT TO AFFECT OTHER ACTIVITIES. Performance under this Agreement shall continue, if reasonably possible, during any disagreement or arbitration proceedings and no funds payable to either party under this Agreement shall be withheld on account of such disagreement or proceedings.

4.  MISCELLANEOUS.

     4.1 CHOICE OF LAW. This Agreement shall be governed and interpreted, and all rights and obligations of the parties hereunder, shall be governed and determined in accordance with the laws of the Kingdom of Sweden, without regard to its conflict of laws rules (and without limiting the foregoing, the United Nations Convention On Contracts for International Sale of Goods [1980] shall not govern this Agreement).

     4.2 NOTICES. All notices, requests, demands, waivers, consents, approvals or other communications to any party hereunder shall be in writing and shall be deemed to have been

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duly given if delivered personally to such party or sent to such party by telegram or telex or by registered or certified mail, postage prepaid, to the following addresses:

     If to IMED:

          IMED Corporation
          9775 Businesspark Avenue
          San Diego, California 92131
          Attention:  Office of General Counsel

          with a copy to:

          Gordon Altman Butowsky Weitzen Shalov & Wein
          114 West 47th Street
          New York, NY 10036
          Attention:  Keith L. Schaitkin, Esq.

     If to Pharmacia:

          Pharmacia AB
          S-171 97 Stockholm
          Sweden
          Attention:  General Counsel

          with a copy to:

          Wiggin & Dana
          301 Tresser Blvd.
          Stamford, CT 06901 USA
          Attention:      James F. Farrington, Jr.

     If to AM:

          Advanced Medical Inc.
          c/o IMED Corporation
          9775 Businesspark Avenue
          San Diego, California  92131
          Attention:  Office of the President


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          with a copy to:

          Gordon Altman Butowsky Weitzen Shalov & Wein
          114 West 47th Street
          New York, New York  10036
          Attention:  Keith L. Schaitkin, Esq.

or to such other address as the addressee may have specified in notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered, telegraphed, telexed, or five (5) days after so mailed.

     4.3 ENGLISH LANGUAGE. If this Agreement is translated into any language, the English language version shall govern in the event of any conflict or question of construction or interpretation.

     4.4 SEVERABILITY. In the event that any provision of this Agreement shall be found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this Agreement in that jurisdiction, and this Agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction.

     4.5 ENTIRE AGREEMENT. This Agreement and the other documents referred to herein state the entire agreement reached between the parties hereto with respect to the transactions contemplated hereby and may not be amended or modified except by written instrument duly executed by the parties hereto. Any and all previous agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

     4.6 NO WAIVER. The failure of either party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every provision.

     4.7 ASSIGNMENT, BINDING EFFECT. None of the parties hereto shall assign this Agreement nor any of their respective rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be withheld unreasonably. Any such attempted assignment without such consent shall be void. This Agreement and the rights herein granted shall be binding upon and shall inure to the benefit of IMED, AM, Pharmacia and their respective successors and permitted assigns. Notwithstanding the foregoing, either party hereto shall be entitled to assign this Agreement to another person without such consent upon thirty (30) days prior written notice, if such person (i) acquires (by purchase or merger) all or substantially all of such party's business and assets and (ii) assumes all of the obligations of such party hereunder. Any party hereto may assign, or grant a security interest in, its

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rights hereunder to a lender as collateral security for a loan, as part of a financing involving a similar collateral assignment or grant with respect to a substantial portion of its assets.

     4.8 HEADINGS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     4.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to account for any of the other counterparts.


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     4.10   FURTHER ASSURANCES.  The parties shall from time to time execute all such documents and do all such things as any of the other parties hereto may reasonably require for perfecting the transactions intended to be effected under or pursuant to this Agreement.

                               IMED CORPORATION


                               By:_____________________________________
                               Name:
                               Title:

                               IMED INTERNATIONAL TRADING CORP.

                               By: _____________________________________
                               Name:
                               Title:


                               PHARMACIA AB



                               By:____________________________________
                               Name:
                               Title:


                               ADVANCED MEDICAL, INC.



                               By:____________________________________
                               Name:
                               Title:


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                                                              SCHEDULE 1.1(e)


                    PRODUCT LIABILITY CLAIMS

     1. IMED INDEMNITY. IMED shall indemnify and hold Pharmacia and its Affiliates, and their respective directors, officers and employees harmless from and against any and all loss, liability, damage, expense and cost (including, without limitation, reasonable attorneys' fees and other costs of defense, but net of any associated tax benefits) (collectively, "LOSSES") arising out of: (a) except to the extent caused by Pharmacia's or its Affiliates' servicing of Products prior to the Completion Date other than in accordance with IMED's service instructions, bodily injuries to customers or users in respect of, resulting from or relating to a defect, nonconformity or deficiency in the Products; and (b) bodily injury or property damage caused by Pharmacia's or its Affiliates' servicing of Products prior to the Completion Date in accordance with IMED's service instructions. IMED shall defend at its own expense any actions brought against Pharmacia, its Affiliates or permitted sub-distributors or any of their customers alleging that any Product infringes any claim of a patent or other intellectual property rights and shall pay all damages and costs awarded in said actions.

     2. PHARMACIA INDEMNITY. Except for those matters set forth in Section 1, for which IMED has agreed to provide indemnification, Pharmacia shall indemnify and hold IMED, Advanced Medical, Inc., their Affiliates, and their respective directors, officers and employees harmless from and against any and all Losses arising out of: (a) third party claims (including, without limitation, bodily injuries and property damage) in respect of, resulting from or relating to Pharmacia's or its Affiliates' conduct of their business prior to the Completion Date, including, without limitation, servicing, advertising, repacking, storage or handling of the Products, excluding all Losses in respect of, relating to or arising out of: (i) infringement of any Product or any IMED Trademark with the rights of third parties; (ii) restrictive trade practices or other claims in the nature of "anti-trust" or trade regulation arising out of the entering into this Agreement (the "REGULATORY MATTERS"); (iii) any matter to the extent IMED or any of its Subsidiaries provided indemnification in respect of such matter under the Asset Sale Agreement, dated as of October 28, 1991, by and among IMED Ltd., IMED France S.N.C., IMED Medizintechnik GmbH, Kabi Pharmacia Limited, Pharmacia France S.A., Kabi Pharmacia GmbH, Pharmacia and IMED; or (iv) any claim to the extent arising out of acts or omissions of IMED or its Affiliates or other matters for which IMED is liable under the express terms of this Agreement. Pharmacia shall indemnify and hold IMED and AM and their affiliates, and their respective directors, officers and employees harmless from and against any and all Losses arising out of claims asserted by Baxter Medical AB ("BAXTER") or any of its affiliates in any way related to a certain Exclusive Distributorship Agreement, dated as of November 30, 1989, by and between Baxter and Pharmacia (the "BAXTER AGREEMENT"), including without limitation, any claim that Pharmacia breached or was induced to breach any of its obligations under the Baxter Agreement.

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     3.  DEFENSE OF ACTIONS.  Each party indemnified hereunder (an
"INDEMNIFIED PARTY") will give the indemnifying party written notice of any action or proceeding relating to any claim or loss for which indemnity is or may be sought hereunder within ten (10) Business Days after any such indemnified party shall have had actual notice thereof and the indemnifying party, at its option, shall be entitled to participate in or direct the defense or settlement of such action; PROVIDED, the indemnifying party employs counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be borne by it. The indemnifying party shall not be liable to the Indemnified Party in respect of settlements effected by the Indemnified Party without the written consent of the indemnifying party, which will not be unreasonably withheld or delayed. In the event that any indemnifying party shall undertake to compromise or defend any action or proceeding, it shall promptly notify the Indemnified Party of its intention to do so and the indemnified party agrees to cooperate fully with the indemnifying party and its counsel in any such compromise or defense; PROVIDED, that the Indemnified Party shall not be required to incur any costs or other unreasonable obligations.

     4. INSURANCE. IMED and Pharmacia shall self-insure or obtain and keep in force until the third anniversary of the Completion Date, general comprehensive liability insurance covering each occurrence of bodily injury and property damage in an amount of not less than $10,000,000 combined single limit with special endorsements providing coverage for: (a) Products and Completed Operations Liability; and (b) Blanket Contractual Liability including an additional endorsement deleting the Contractual Liability exclusion for Products and Completed Operations Liability. If such insurance is procured, the insurance policy shall be endorsed to provide for: (a) written notification by the insurer not less than 30 days prior to cancellation, expiration or modification and (b) naming the other party as an additional insured for the original insured's acts or omissions without limiting any of the original insured's indemnity obligations hereunder. A certificate of insurance evidencing compliance with this paragraph and referencing this Agreement shall be furnished to the other party within 10 days after the date hereof, or the date on which such insurance is effective.

     5. PRODUCT RECALL. The following provisions apply to all Products shipped by Pharmacia and its Affiliates prior to the Completion Date:

     (A) MANDATORY RECALL. In the event that a nonappealable administrative or judicial order (the "RECALL ORDER") is issued or requested by an entity or authority having jurisdiction in the matter, IMED shall be responsible, at its sole cost and expense, for complying with the Recall Order, including, without limitation, expenses or obligations to third parties, the cost of notifying customers and the costs associated with shipment of that recalled Product (and all products shipped by IMED or any of its Subsidiaries prior to October 28, 1991, which products shall be referred to in this Section 5 as "OLD PRODUCTS") from a customer to IMED; PROVIDED, HOWEVER, that Pharmacia shall bear the costs and expenses associated with implementing any such corrective action (other than those relating to Old

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Products) to the extent resulting from the acts or omissions of Pharmacia unless  such acts or omissions were in conformity with instructions from IMED.

     (B) VOLUNTARY RECALL. In the event that IMED or Pharmacia reasonably believes that a Product or any of the Old Products violate any provision of applicable law or should be recalled due to health or safety considerations, IMED and Pharmacia shall consult in good faith concerning the necessity for implementing any corrective action and the means of implementing the same; PROVIDED, HOWEVER, that IMED shall be entitled to make the final determination as to whether to effect any such corrective action. IMED shall be responsible, at its sole cost and expense, for implementing any such corrective action, including without limitation, expenses or obligations to third parties, the cost of notifying customers and the costs associated with shipment of the Product and the Old Products subject to such corrective action from a customer to IMED; PROVIDED, HOWEVER, that Pharmacia shall bear the costs and expenses associated with implementing any such corrective action (other than those relating to Old Products) to the extent resulting from the acts or omissions of Pharmacia unless: (i) Pharmacia does not agree to effect such corrective action; or (ii) such acts or omissions were in conformity with instructions from IMED. Notwithstanding the foregoing, the parties agree that IMED shall be responsible for all such costs and expenses arising out of the pending recall of the Gemini PC-1 infusion pumps.

     (C) RECALL COOPERATION. IMED and Pharmacia will keep one another fully informed with respect to any information, inquiry or correspondence from any government, agency or authority having jurisdiction in the Territory relating to the investigation or review of Product compliance with applicable legal, health or safety requirements.


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                                                              SCHEDULE 1.2


                       PAST DUE INVOICES


         SEE ATTACHED MEMO FROM GRANT BRYCE, DATED MAY 21, 1996




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